                                                                     Exhibit 2.1
                                                                     -----------



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            ADVANTAGE BANCORP, INC.

                                      AND

                         MARSHALL & ILSLEY CORPORATION



                                November 3, 1997

                                 TABLE OF CONTENTS

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ARTICLE I - THE MERGER..........................................................................    1

     SECTION 1.1      The Merger................................................................    1

     SECTION 1.2      Effective Time............................................................    1
     SECTION 1.3      Effect of the Merger......................................................    2
     SECTION 1.4      Articles of Incorporation; By-Laws........................................    2
     SECTION 1.5      Directors and Officers....................................................    2
     SECTION 1.6      Conversion of Securities..................................................    2
     SECTION 1.7      Adjustments for Dilution and Other Matters................................    3
     SECTION 1.8      Exchange of Certificates..................................................    3
     SECTION 1.9      Stock Transfer Books......................................................    5
     SECTION 1.10     Company Common Stock......................................................    5

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................................    6

     SECTION 2.1      Organization and Qualification; Subsidiaries..............................    6

     SECTION 2.2      Articles of Incorporation and By-Laws.....................................    7
     SECTION 2.3      Capitalization............................................................    7
     SECTION 2.4      Authority.................................................................    8
     SECTION 2.5      No Conflict; Required Filings and Consents................................    8
     SECTION 2.6      Compliance; Permits.......................................................    9
     SECTION 2.7      Securities and Banking Reports; Financial Statements......................    9
     SECTION 2.8      Absence of Certain Changes or Events......................................   10
     SECTION 2.9      Absence of Litigation.....................................................   11
     SECTION 2.10     Employee Benefit Plans....................................................   11
     SECTION 2.11     Registration Statement; Proxy Statement/Prospectus........................   13
     SECTION 2.12     Title to Property.........................................................   14
     SECTION 2.13     Environmental Matters.....................................................   14
     SECTION 2.14     Absence of Agreements.....................................................   15
     SECTION 2.15     Taxes.....................................................................   15
     SECTION 2.16     Insurance.................................................................   16
     SECTION 2.17     Brokers...................................................................   16
     SECTION 2.18     Tax Matters and Pooling...................................................   16
     SECTION 2.19     Material Adverse Effect...................................................   16
     SECTION 2.20     Material Contracts........................................................   16
     SECTION 2.21     Opinion of Financial Advisor..............................................   17
     SECTION 2.22     Vote Required.............................................................   17

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................   17

     SECTION 3.1      Organization and Qualification; Subsidiaries..............................   17
     SECTION 3.2      Articles of Incorporation and By-Laws.....................................   18
     SECTION 3.3      Capitalization............................................................   18
     SECTION 3.4      Authority.................................................................   18
     SECTION 3.5      No Conflict; Required Filings and Consents................................   19
     SECTION 3.6      Compliance; Permits.......................................................   19
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     SECTION 3.7      Securities and Banking Reports; Financial Statements.......................  20
     SECTION 3.8      Absence of Certain Changes or Events.......................................  20
     SECTION 3.9      Absence of Litigation......................................................  21
     SECTION 3.10     Employee Benefit Plans.....................................................  21
     SECTION 3.11     Registration Statement; Proxy Statement/Prospectus.........................  22
     SECTION 3.12     Title to Property..........................................................  22
     SECTION 3.13     Absence of Agreements......................................................  23
     SECTION 3.14     Taxes......................................................................  23
     SECTION 3.15     Brokers....................................................................  24
     SECTION 3.16     Tax Matters and Pooling....................................................  24
     SECTION 3.17     Material Adverse Effect....................................................  24

ARTICLE IV - COVENANTS OF THE SELLER.............................................................  24

     SECTION 4.1      Affirmative Covenants......................................................  24
     SECTION 4.2      Negative Covenants.........................................................  25
     SECTION 4.3      Letter of the Seller's Accountants.........................................  28
     SECTION 4.4      Access and Information.....................................................  28
     SECTION 4.5      Update Disclosure; Breaches................................................  29
     SECTION 4.6      Affiliates.................................................................  29
     SECTION 4.7      Tax Treatment and Pooling..................................................  29
     SECTION 4.8      Expenses...................................................................  29
     SECTION 4.9      Delivery of Shareholder List...............................................  30

ARTICLE V - COVENANTS OF THE COMPANY.............................................................  30

     SECTION 5.1      Affirmative Covenants......................................................  30
     SECTION 5.2      Negative Covenants.........................................................  30
     SECTION 5.3      Access and Information.....................................................  31
     SECTION 5.4      Update Disclosure; Breaches................................................  31
     SECTION 5.5      Stock Exchange Listing.....................................................  32
     SECTION 5.6      Tax Treatment and Pooling..................................................  32
     SECTION 5.7      Stock Options..............................................................  32

ARTICLE VI - ADDITIONAL AGREEMENTS...............................................................  32

     SECTION 6.1      Proxy Statement/Prospectus; Registration Statement.........................  32
     SECTION 6.2      Meeting of the Seller's Shareholders.......................................  33
     SECTION 6.3      Appropriate Action; Consents; Filings......................................  33
     SECTION 6.4      Employee Stock Options and Other Employee Benefit Matters..................  33
     SECTION 6.5      Directors' and Officers' Indemnification and Insurance.....................  34
     SECTION 6.6      Notification of Certain Matters............................................  35
     SECTION 6.7      Public Announcements.......................................................  35
     SECTION 6.8      Customer Retention.........................................................  35
     SECTION 6.9      Incentive Bonus Pool.......................................................  36
     SECTION 6.10     Recission of Repurchase Programs...........................................  36

ARTICLE VII - CONDITIONS OF MERGER...............................................................  36

                                      ii
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     SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger..................  36
     SECTION 7.2    Additional Conditions to Obligations of the Company..........................  37
     SECTION 7.3    Additional Conditions to Obligations of the Seller...........................  38

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER.................................................  40

     SECTION 8.1    Termination..................................................................  40
     SECTION 8.2    Effect of Termination........................................................  41
     SECTION 8.3    Amendment....................................................................  41
     SECTION 8.4    Waiver.......................................................................  41

ARTICLE IX - GENERAL PROVISIONS..................................................................  41

     SECTION 9.1    Non-Survival of Representations, Warranties and Agreements...................  41
     SECTION 9.2    Enforcement of Agreement.....................................................  42
     SECTION 9.3    Notices......................................................................  42
     SECTION 9.4    Certain Definitions..........................................................  43
     SECTION 9.5    Headings.....................................................................  43
     SECTION 9.6    Severability.................................................................  43
     SECTION 9.7    Entire Agreement.............................................................  44
     SECTION 9.8    Assignment...................................................................  44
     SECTION 9.9    Parties in Interest..........................................................  44
     SECTION 9.10   Governing Law................................................................  44
     SECTION 9.11   Counterparts.................................................................  44

                         AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of November 3, 1997 (the "Agreement") between ADVANTAGE BANCORP, INC., a Wisconsin corporation (the "Seller"), and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the "Company").

    WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the "WBCL");

    WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted in this Agreement;

    WHEREAS, concurrently with this Agreement and as a condition to the willingness of the Company to enter into this Agreement, the Seller and the Company have entered into a stock option agreement granting the Company, under the conditions set forth therein, the option to purchase newly-issued shares of common stock of the Seller (the "Stock Option Agreement");

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

    WHEREAS, for financial accounting purposes it is intended that the Merger shall be accounted for as a pooling of interests; and

    WHEREAS, the Company and the Seller desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:


                                 ARTICLE I - THE MERGER


    SECTION I.1  The Merger. Upon the terms and subject to the conditions set
                 ----------
forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2) the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    SECTION I.2  Effective Time.  As promptly as practicable after the
                 --------------
satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

     SECTION I.3 Effect of the Merger. At the Effective Time, the effect of the
                 --------------------
Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION I.4 Articles of Incorporation; By-Laws. At the Effective Time, the
                 ----------------------------------
Articles of Incorporation, as amended, of-the Company (the "Company Articles") and the By-Laws, as amended, of the Company ("Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

     SECTION I.5 Directors and Officers. At the Effective Time, the directors
                 ----------------------
of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

     SECTION I.6 Conversion of Securities. Subject to Section 1.8(e) regarding
                 ------------------------
fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Seller or the holder of the following securities:

     (a) Each share of the common stock, par value $.01 per share of the Seller ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than (i) Shares held by the Company for its own account or any Company Subsidiary (as defined in Section 3.1(a), below) for its own account and
(ii) Shares held by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II and unallocated to participants thereunder, shall cease to be outstanding and, subject to
Section 1.6(e) below, shall be converted into and become the right to receive
1.2 shares (the exchange ratio, as adjusted pursuant to Section 1.6(e), is hereinafter referred to as the "Exchange Ratio") of common stock, $1.00 per share par value, of the Company ("Company Common Stock"). All such Shares shall no longer be outstanding and shall immediately be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Company Common Stock into which such Seller Common Stock shall have been converted. Certificates representing shares of Seller Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.8 hereof, without interest.

     (b) Each share of Seller Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

     (c) Each share of Seller Common Stock held by the Company for its own account or any Company Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

     (d) Each share of Seller Common Stock held by the Advantage Bank, F.S.B. Bank Incentive Plan and Trust I and the Advantage Bank, F.S.B. Bank Incentive Plan and Trust II and unallocated to participants thereunder shall be canceled and extinguished without conversion thereof into Company Common Stock or payment therefor.

     (e) If the average closing sale price of Company Common Stock as reported on the NASDAQ-NMS for the ten consecutive trading days immediately preceding the fifth business day prior to the Effective Time (the "Average Price") is

          (i) below $46.67 per share, then the Exchange Ratio shall be adjusted to a number such that the product of the Exchange Ratio (taken to four decimal places) and the Average Price shall equal $56.00 (rounded to the nearest whole cent) (provided, however, that if prior to the Effective Time the Company has, by written notice to the Seller, informed the Seller that such adjustment (if applicable) shall not occur, then such adjustment shall not occur and the Seller shall have the right to terminate this Agreement immediately with the effect as set forth in Section 8.2 hereof); or

          (ii) above $61.67 per share, then the Company shall have the option, but not the obligation, to adjust the Exchange Ratio to a number such that the product of the Exchange Ratio (taken to four decimal places) and the Average Price shall equal $74.00 (rounded to the nearest whole cent); if prior to the Effective Time the Company has, by written notice to the Seller, elected to adjust the Exchange Ratio as provided in this subsection (ii) (if applicable), then such adjustment shall occur and the Seller shall have the right to terminate this Agreement immediately with the effect as set forth in Section 8.2 hereof.


     SECTION I.7  Adjustments for Dilution and Other Matters. If prior to the
                  ------------------------------------------
Effective Time, (i) the Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio and the methodology for calculating the Exchange Ratio as set forth in Section 1.6 hereof.

     SECTION I.8  Exchange of Certificates.
                  ------------------------

     (a) Exchange Agent. As of the Effective Time, the Company shall deposit, or shall cause to be deposited with an exchange agent chosen by the Company and which is reasonably acceptable to the Seller (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Company Common Stock and cash in lieu of fractional shares (such certificates for shares of Company Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Company Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to Section 1.6 in exchange for outstanding Shares; provided, however, that the Company need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Company Common Stock pursuant to Section 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Company Common Stock. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, dividends, cash in lieu of any fractional shares of Company Common Stock as contemplated by Section 1.8(e) and other distributions as contemplated by Section 1.8(c).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

     (d) No Further Rights in the Shares. All shares of Company Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Average Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Seller for six months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of the Seller who have not theretofore complied with this
Article I shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.8(g).

     (g) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

     (h) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

     SECTION I.9   Stock Transfer Books. At the Effective Time, the stock
                   --------------------
transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock and cash in lieu of fractional shares in accordance with this Article I.

     SECTION I.10  Company Common Stock. The shares of Company Common Stock
                   --------------------
issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth in the Disclosure Schedule delivered by the Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which will identify exceptions by specific Section references, the Seller hereby represents and warrants to the Company that:

     SECTION II.1  Organization and Qualification; Subsidiaries.
                   --------------------------------------------

     (a) The Seller is a company duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Each subsidiary of the Seller ("Seller Subsidiary" or, collectively, "Seller Subsidiaries") is a federally-chartered savings bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Seller and the Seller Subsidiaries, taken as a whole.

     (b) The Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated, is set forth on Section 2.1(c) of the Seller Disclosure Schedule. Except as set forth on Section 2.1(c) of the Seller Disclosure Schedule, the Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the subsidiaries set forth on Section 2.1(c) of the Seller Disclosure Schedule, the Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as whole or the Seller and the Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or the Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (c) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and
(e) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

     (e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since September 30, 1994 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

     SECTION II.2  Articles of Incorporation and By-Laws. The Seller has
                   -------------------------------------
heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Seller ("Seller Articles" or "Seller By-Laws") and each Seller Subsidiary. Such Articles of Incorporation and By-Laws of the Seller and each Seller Subsidiary are in full force and effect. Neither the Seller nor any Seller Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION II.3  Capitalization. The authorized capital stock of the Seller
                   --------------
consists of 10,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Seller Preferred Stock"). As of the date of this Agreement, (i) 3,235,830 shares of Seller Common Stock are issued and outstanding (of which 31,635 are restricted shares under employee benefit plans which have not and will not be awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"), and were not issued in violation of any preemptive right of any Seller shareholder, (ii) 888,950 shares of Seller Common Stock are held in the treasury of the Seller, (iii) 325,354 shares of Seller Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Seller's stock option plans, and (iv) 643,930 shares of Seller Common Stock are reserved for future issuance under the Stock Option Agreement. As of the date of this Agreement, no shares of Seller Preferred Stock are issued and outstanding. Except as set forth in clauses (iii) and (iv), above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Seller or any Seller Subsidiary. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by
Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller's voting rights, charges or other encumbrances of any nature whatsoever.



     SECTION II.4  Authority.The Seller has the requisite corporate power and
                   ---------
authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement and the Stock Option Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated hereby or thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the WBCL and the Seller Articles and Seller By-Laws). This Agreement and the Stock Option Agreement have been duly executed and delivered by, and constitute valid and binding obligations of the Seller and, assuming due authorization, execution and delivery by the Company, are enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     SECTION II.5  No Conflict; Required Filings and Consents.
                   ------------------------------------------
     (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Seller does not, and the performance of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby by the Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Articles of Incorporation or By-Laws of any Seller Subsidiary,
(ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. The Board of Directors of the Seller has taken all actions necessary including approving the transactions contemplated herein and in the Stock Option Agreement to ensure that none of (A) the restrictions set forth in Sections 180.1130-32, 180.1134, 180.1140-44 and 180.1150 of the WBCL, and (B) the provisions set forth in Article 4.c. and Article 11 of the Seller Articles, do or will apply to the transactions contemplated herein or, except in the case of Article 4.c, in the Stock Option Agreement

     (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Seller do not, and the performance of this Agreement and the Stock Option Agreement by the Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, and the filing of appropriate merger or other documents as required by the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or the issuance of Seller Common Stock pursuant to the Stock Option Agreement, or otherwise prevent the Seller from performing its obligations under this Agreement and the Stock Option Agreement and would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     SECTION II.6  Compliance; Permits. Neither the Seller nor any Seller
                   -------------------
Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material

Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole.

     SECTION II.7  Securities and Banking Reports; Financial Statements.
                   ----------------------------------------------------
     (a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the "SEC") since September 30, 1996, and as of the date of this Agreement has delivered to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1994, 1995 and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1996, March 31, 1997 and June 30, 1997, (iii) all proxy statements relating to the Seller's meetings of shareholders (whether annual or special) held since September 30, 1994, (iv) all Current Reports on Form 8-K filed by the Seller with the SEC since September 30, 1994, (v) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Seller with the SEC since September 30, 1994 and (vi) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since September 30, 1994 (collectively, the "Seller SEC Reports") and (y) the OTS, the FDIC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Seller included in the Seller's Form 10-Q for the quarter ended June 30, 1997, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1997, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     SECTION II.8  Absence of Certain Changes or Events.  Except as disclosed in
                   ------------------------------------
the Seller SEC Reports filed prior to the date of this Agreement or set forth in
Section 2.8 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1996 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1996, there has not been
(i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries having a Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for repurchases pursuant to the Seller's Common Stock Repurchase Program or for regular quarterly cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any strike, work stoppage, slow-down or other labor disturbance suffered by the Seller or the Seller Subsidiaries, (vii) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which the Seller or the Seller Subsidiaries have been a party, (viii) any union organizing activities relating to employees of the Seller or the Seller Subsidiaries, or
(ix) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director, any grant of severance or termination pay, any contract entered into to make or grant any severance or termination pay, or any bonus paid other than year-end bonuses for fiscal 1997 as listed in Section 2.8 of the Seller Disclosure Schedule.

     SECTION II.9  Absence of Litigation.
                   ---------------------
     (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     SECTION II.10  Employee Benefit Plans.
                    ----------------------
     (a) Plans of the Seller. Section 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and (v) the three (3) most recently prepared actuarial and financial statements in connection with each such Plan.

     (b) Absence of Certain Types of Plans. Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, no member of the Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section 3(37) of ERISA. Except as disclosed in
Section 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar- type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code.
Except as disclosed in Section 2.10(b) of the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) Compliance with Applicable Law. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (other than for premiums which have been paid when due) or any material liability under Section 302 of ERISA or
Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

     (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in Section 2.10(d) of the Seller Disclosure Schedule, the Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in
Section 2.10(d) of the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (e) Absence of Certain Liabilities and Events. Except for matters disclosed in Section 2.10(e) of the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

     (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

     (g) Funded Status of Plans and Rights to Terminate. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan, allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on the Seller or the Seller Subsidiaries rights to terminate each such Plan and to receive any residual amounts under Section 4044 of ERISA.

     (h) Stock Options. Section 2.10(h) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Seller or any Seller Subsidiary who holds any option to purchase Seller Common Stock as of the date of this Agreement, together with the number of shares of Seller Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Section 2.10(h) of the Seller Disclosure Schedule also sets forth the total number of such ISOs and such non-qualified options.

     (i) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries disclosed in Section 2.10(i) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to any such contracts. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

     (j) Effect of Agreement. Except as disclosed in Section 2.10(j) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

     SECTION II.11  Registration Statement; Proxy Statement/Prospectus. The
                    --------------------------------------------------
information supplied by the Seller for inclusion in the Registration Statement (as defined in Section 3.11) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Seller in connection with the meeting of the Seller's shareholders to consider the Merger (the "Seller Shareholders' Meeting'") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller or any of its affiliates, officers or directors should be discovered by the Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

     SECTION II.12  Title to Property.The Seller and each of the Seller
                    ------------------
Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which the Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Seller's and each of the Seller Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     SECTION II.13  Environmental Matters. Except as set forth in Section 2.13
                    ---------------------
of the Seller Disclosure Schedule, the Seller represents and warrants that to the best of the Seller's knowledge: (i) each of the Seller, the Seller Subsidiaries and properties owned and operated by the Seller or the Seller Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment or Hazardous Materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or Seller Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries; (iv) the Seller or the Seller Subsidiaries have not received any notice from any governmental agency or third party notifying the Seller or the Seller Subsidiaries of any Environmental Claim (as defined herein); (v) there are no circumstances with respect to any properties currently owned or operated by the Seller or any of the Seller Subsidiaries that to the best of the Seller's knowledge (a) will form the basis on an Environmental Claim against the Seller or the Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries or (b) will cause any properties currently owned or operated by the Seller or any of the Seller Subsidiaries to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority (as defined herein) or third party pursuant to any Environmental Law; and (vi) neither the Seller nor any Seller Subsidiary has received any written communication from any federal or state agency naming the Seller or any Seller Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Seller or any Seller Subsidiary holds a security interest.

     The following definitions apply for purposes of this Section 2.13: (a) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or
(iii) any actual or alleged damage, injury, threat or harm to the environment, which individually or in the aggregate would have a Material Adverse Effect on the Seller or the Seller Subsidiaries; (b) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

     SECTION II.14  Absence of Agreements. Neither the Seller nor any Seller
                    ---------------------
Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Seller in Section 2.14 of the Seller Disclosure Schedule.

     SECTION II.15  Taxes. The Seller and the Seller Subsidiaries have timely
                    -----
filed all material Tax Returns (as defined below) required to be filed by them, and the Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. To the best of the Seller's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule, to the best of the Seller's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the best of the Seller's knowledge there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 2.15 of the Seller's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

     SECTION II.16  Insurance.  Section 2.16 of the Seller Disclosure Schedule
                    ---------
lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect. To the best of the Seller's knowledge, neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller's financial statements included in the Seller's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     SECTION II.17  Brokers.  No broker, finder or investment banker (other than
                    -------
Hovde Financial, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Hovde Financial, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION II.18  Tax Matters and Pooling.
                    -----------------------

     (a) Neither the Seller nor, to the best of the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under generally accepted accounting principles ("GAAP").

     (b) To the Seller's knowledge, there is no plan or intention on the part of shareholders of the Seller who will receive Company Common Stock to sell or otherwise dispose of an amount of Company Common Stock to be received in the Merger which would reduce their ownership of Company Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50 percent of the total value of the Seller Common Stock outstanding immediately prior to the Merger.

     SECTION II.19  Material Adverse Effect. Since June 30, 1997, there has been
                    -----------------------
no Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     SECTION II.20  Material Contracts. Except as disclosed in Section 2.20 of
                    ------------------
the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, or would require disclosure by the Seller pursuant to item 601(b)(10) of Regulation S-K under the Exchange Act.

     SECTION II.21  Opinion of Financial Advisor.  The Seller has received the
                    ----------------------------
 opinion of

Hovde Financial, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller's shareholders is fair to the Seller's shareholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

     SECTION II.22  Vote Required. The affirmative vote of a majority of the
                    -------------
votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve the Merger.


     ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to the Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to the Seller that:

     SECTION III.1  Organization and Qualification; Subsidiaries.
                    --------------------------------------------

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank or a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, FDIC, the DFI or the Office of the Comptroller of the Currency (the "OCC") and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (c) A true and complete list of all of the Company Subsidiaries is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("Exhibit 21") previously delivered to the Seller. Except as set forth in Section 3.1(c) of the Company Disclosure

Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the Company Subsidiaries, set forth on said Exhibit 21, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     SECTION III.2  Articles of Incorporation and By-Laws. The Company has
                    -------------------------------------
previously furnished to the Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws.

     SECTION III.3  Capitalization.
                    --------------

     (a) The authorized capital stock of the Company consists of (i) 160,000,000 shares of Company Common Stock of which, as of October 27, 1997, 101,364,755 shares were issued and outstanding, 7,937,835 shares were held in treasury, 6,416,320 shares were reserved for issuance pursuant to outstanding employee stock options; and (ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 685,314 shares of which, as of the date of this Agreement, are outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to Section 180.0622(2)(b) of the WBCL. Except as set forth in clauses (i) and (ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

     (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

     SECTION III.4  Authority. The Company has the requisite corporate power and
                    ---------
authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company and assuming the authorization, execution and delivery by the Seller, are enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     SECTION III.5  No Conflict; Required Filings and Consents.
                    ------------------------------------------

     (a) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement and the Stock Option Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the banking laws of the State of Wisconsin (the "WBL") and the filing of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or issuance of Seller Common Stock pursuant to the Stock Option Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

     SECTION III.6  Compliance; Permits.  Neither the Company nor any Company
                    -------------------
Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     SECTION III.7  Securities and Banking Reports; Financial Statements.
                    ----------------------------------------------------

     (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 1996, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994, (iii) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1994, (iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1994 (collectively, the "Company SEC Reports") and (y) the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Company included in the Company Form 10-K for the year ended December 31, 1996, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, and (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     SECTION III.8  Absence of Certain Changes or Events. Except as disclosed
                    ------------------------------------
in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1996 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any change by the Company or any Company Subsidiaries in its accounting methods, principles or practices, (iv) any revaluation by the Company or any Company Subsidiaries of any of its assets in any respect, (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole or (vi) except for repurchases pursuant to the Company's Common Stock repurchase program or for regular quarterly cash dividends of Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.

     SECTION III.9  Absence of Litigation.
                    ---------------------

     (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

     SECTION III.10  Employee Benefit Plans.
                     ----------------------

     (a) Compliance with Applicable Laws. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

     (b) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Company is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Company Plan or the exempt status of any such trust. Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

     (d) Plan Contributions. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

     SECTION III.11  Registration Statement; Proxy Statement/Prospectus. The
                     --------------------------------------------------
information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

     SECTION III.12  Title to Property.  The Company and each of the Company
                     -----------------
Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     SECTION III.13  Absence of Agreements.  Neither the Company nor any of the
                     ---------------------
Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by the Company in
Section 3.13 of the Company Disclosure Schedule.

     SECTION III.14  Taxes. The Company and the Company Subsidiaries have timely
                     -----
filed all Material Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have timely paid and discharged all Material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule, to the best knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 3.14 of the Seller's Disclosure Schedule, neither Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, after the Effective Time.

     Except as otherwise disclosed in Section 3.14 of the Company Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

     SECTION III.15  Brokers. No broker, finder or investment banker is entitled
                     -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION III.16  Tax Matters and Pooling.  Neither the Company nor, to the
                     -----------------------
Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

     SECTION III.17  Material Adverse Effect.  Since December 31, 1996 there has
                     -----------------------
been no Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.


                     ARTICLE IV - COVENANTS OF THE SELLER

     SECTION IV.1  Affirmative Covenants. The Seller hereby covenants and agrees
                   ---------------------
with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) take such reasonable actions as are requested by the Company to complete the Merger; and

     (g) The Seller will use its reasonable best efforts to cause each holder of an option to purchase Seller Common Stock under the 1991 Stock Option and Incentive Plan and the 1995 Equity Incentive Plan to execute a consent and waiver agreement amending the terms of such option in the form of Exhibit 4.1 hereof (an "Option Agreement"), and to cause Messrs. Gergen and Stampfl to execute amendments to their Employment Agreements in the form of Exhibit 4.1 hereof to clarify their rights under said Employment Agreements.

     SECTION IV.2  Negative Covenants.  Except as specifically contemplated by
                   ------------------
this Agreement, from the date of this Agreement until the Effective Time, the Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

     (a) (i) except as required by applicable law or to maintain qualification pursuant to the

Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex A, or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (b) (i) except as provided below declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (A) regular quarterly cash dividends on Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $.10 and (B) dividends by a Seller Subsidiary to the Seller;

          (ii) declare or pay any dividends or make any distributions in any amount on Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the shareholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted; provided that, it is the intent of this clause (ii) to provide that the holders of Seller Common Stock will receive either the payment of cash dividends on their shares of Seller Common Stock or the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement; and if the Seller does not declare and pay cash dividends in a particular calendar quarter because of the Seller's reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Seller Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Company Common Stock to have been exchanged for the shares of Seller Common Stock pursuant to this Agreement, and the Effective Time does not in fact occur in such calendar quarter, then, as a result thereof, the Seller shall be entitled to declare and pay a cash dividend (within the limitations of this clause (ii)) on such shares of Seller Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable after the end of such calendar quarter;

     (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Seller Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Seller Plans, in effect as of the date of this Agreement;

     (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend, endorse or agree to any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Seller may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal and participate in discussions and negotiations with any third party relating to any takeover proposal, if the Seller, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Seller's Board of Directors. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the Company with respect to any of the foregoing. The Seller will notify the Company immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Seller, and the Seller shall keep the Company informed, on a current basis, of the status of any such discussions and negotiations. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement;

     (f) propose or adopt any amendments to its Articles of Incorporation or By-laws in any way adverse to the Company;

     (g) change any of its methods of accounting in effect at June 30, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by Law or GAAP;

     (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) except for transactions disclosed in Section 4.2(h) of the Seller Disclosure Schedule, sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more except in the ordinary course of business consistent with past practice; (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 individually except for borrowings from the FHLB or pursuant to repurchase agreements consistent with past practices; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $200,000 individually except for satisfaction of liens on loans receivable consistent with past practice; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $250,000, net of any insurance proceeds, or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries; (vii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually; or (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole;

     (i)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax-free reorganization under Section 368 of the Code or (ii) for pooling of interests accounting treatment under GAAP; and

     (j)  agree in writing or otherwise to do any of the foregoing.

     SECTION IV.3  Letter of the Seller's Accountants.  The Seller shall use
                   ----------------------------------
its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young, LLP, the Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     SECTION IV.4  Access and Information.
                   ----------------------

     (a) Until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause each Seller Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Seller shall (and shall cause each Seller Subsidiary to) furnish promptly (as soon as available or received by the Seller or any Seller Subsidiary) to the Company (i) a copy of each Seller Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Seller shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available, (ii) the monthly financial statements of the Seller and the Seller Subsidiaries (as prepared by the Seller in accordance with its normal accounting procedures) promptly after such financial statements are available without further request by the Company, (iii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of the Seller and the Seller Subsidiaries and any documents or other materials of any kind provided to such Boards or committees promptly after such action, minutes, materials or other documents become available without further request by the Company, (iv) a copy of each Tax Return filed by the Seller and each Seller Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Company may reasonably request, and (v) all other information concerning its business, properties and personnel as the Company may reasonably request, other than in each case reports or documents which the Seller is not permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     SECTION IV.5  Update Disclosure; Breaches.
                   ---------------------------

     (a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to the Seller, the Seller and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

     SECTION IV.6  Affiliates.  Within thirty (30) days after the date of this
                   ----------
Agreement, (a) the Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and/or for purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Seller Affiliate") and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as
Exhibit 4.6. The Seller shall use its reasonable best efforts to obtain from any person who becomes an affiliate of the Seller after the Seller's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

     SECTION IV.7  Tax Treatment and Pooling. The Seller will use its reasonable
                   -------------------------
best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

     SECTION IV.8  Expenses.
                   --------

     (a) All Expenses (as defined below) incurred by the Company and the Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus, and all SEC, NASDAQ, and other regulatory filing and listing fees incurred in connection herewith.

     (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement and the Stock Option Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby and by the Stock Option Agreement.

     SECTION IV.9  Delivery of Shareholder List.  The Seller shall arrange to
                   ----------------------------
have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

                     ARTICLE V - COVENANTS OF THE COMPANY

     SECTION V.1 Affirmative Covenants. The Company hereby covenants and agrees
                 ---------------------
with the Seller that prior to the Effective Time, unless the prior written consent of the Seller shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

     (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Company's or the Company Subsidiaries', as the case may be, financial statements applied on a consistent basis; and

     (b) conduct its business in the ordinary course of business consistent with past practices and in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     SECTION V.2 Negative Covenants.  Except as otherwise contemplated by this
                 ------------------
Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or agree to commit to do, or permit any Company Subsidiaries to do, without the prior written consent of the Seller any of the following:

     (a) solely in the case of the Company, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in Section 1.6 hereof; provided, however, that nothing contained herein shall prohibit the Company from increasing the quarterly cash dividend on Company Common Stock;

     (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable

Law;

     (c)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax free reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP;

     (d) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of the Company to consummate the transactions contemplated hereby;

     (e) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Company or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

     (f)  agree to do any of the foregoing.

     SECTION V.3   Access and Information.
                   ----------------------

     (a) Until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Seller's officers, employees, accountants, legal counsel and other representatives of the Seller, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly (as soon as available or received by the Company or any Company Subsidiary) to the Seller (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Company shall promptly so notify the Seller) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Company or the Company Subsidiaries as the Seller may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

     SECTION V.4 Update Disclosure; Breaches.
                 ---------------------------

     (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Company and the Seller will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

     SECTION V.5 Stock Exchange Listing.  The Company shall use all reasonable
                 ----------------------
efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market prior to the Effective Time.

     SECTION V.6 Tax Treatment and Pooling.  The Company will use its reasonable
                 -------------------------
best efforts to cause the Merger to qualify (i) as a reorganization under
Section 368(a)(1)(A) of the Code and (ii) for pooling-of-interests accounting treatment under GAAP.

     SECTION V.7 Stock Options.
                 -------------

     (a) At the Effective Time, the Company will assume the Seller's 1991 Stock Option and Incentive Plan, the 1995 Equity Incentive Plan and the 1996 Non-Employee Director Stock Option Plan (the "Option Plans") and all of the Seller's obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (as amended as contemplated in Section 4.1(g) and Annex A) (including, without limitation, the time periods allowed for exercise), a number of shares of Company Common Stock equal to the product of the Exchange Ratio and the number of shares of Seller Common Stock subject to such option (provided that any fractional shares of Company Common Stock resulting from such multiplication shall be rounded down to the nearest share), at a price per share (rounded up to the nearest cent) equal to the exercise price per share of the shares of Seller Common Stock subject to such option divided by the Exchange Ratio.

     (b) Within five days after the Effective Time, the Company shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Company Common Stock subject to options to acquire Company Common Stock issued pursuant to Section 5.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus related thereto, as well as comply with applicable state securities or Blue Sky Laws, for so long as such options remain outstanding.

     The adjustment provided herein with respect to any options which are ISOs shall be and is intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Seller shall be deemed to be references to the Company.


                      ARTICLE VI - ADDITIONAL AGREEMENTS

     SECTION VI.1  Proxy Statement/Prospectus; Registration Statement. As
                   --------------------------------------------------
promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the shareholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Seller in favor of the Merger, unless the Board of Directors of the Seller shall have determined in good faith based on advice of counsel that such recommendation would violate its fiduciary duty to the Seller's shareholders.

     SECTION VI.2  Meeting of the Seller's Shareholders. The Seller shall
                   ------------------------------------
promptly after the date of this Agreement take all action necessary in accordance with the WBCL and Seller Articles and the Seller By-Laws to convene the Seller Shareholders' Meeting. The Seller shall use its best efforts to solicit from shareholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the WBCL to approve the Merger, unless the Board of Directors of the Seller shall have determined in good faith based on advice of counsel that such actions would violate its fiduciary duty to the Seller's shareholders.

     SECTION VI.3  Appropriate Action; Consents; Filings.  The Seller and the
                   -------------------------------------
Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the Stock Option Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger and the issuance of Seller Common Stock pursuant to the Stock Option Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stock Option Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION VI.4   Employee Stock Options and Other Employee Benefit Matters.
                    ---------------------------------------------------------
Annex A hereto sets forth certain agreements with respect to the Seller's employee and director stock options and other employee benefit matters.

     SECTION VI.5  Directors' and Officers' Indemnification and Insurance.
                   ------------------------------------------------------

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Seller or any of the Seller Subsidiaries (including in his/her role as a fiduciary of the employee benefit plans of the Seller or the Seller Subsidiaries, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Seller, any of the Seller Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Company shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them after consultation with the Company; provided, however, that the (1) Company shall have the right to assume the defense thereof and upon such assumption the Company shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them after consultation with the Company, and the Company shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Company shall in all cases be obligated pursuant to this Section 6.5(a) to pay for only one firm of counsel for all Indemnified Parties, (3) Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, provided that the failure to so notify shall not affect the obligations of the Company under this
Section 6.5 except to the extent such failure to notify materially prejudices the Company.

     (b) The Company shall purchase, and for a period of three (3) years after the Effective Time, the Company shall use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the annual aggregate coverage limit under the Seller's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 200% of the current amount expended by the Seller (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if the Company is unable to maintain or obtain the insurance called for by this Section 6.5 Company shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

     (d)  In addition to the other indemnification obligations set forth in this
Section 6.5, the Company will fulfill the obligations to indemnify directors and officers of the Seller contained in the Seller Articles.

     (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     SECTION VI.6   Notification of Certain Matters. The Seller shall give
 ,                  -------------------------------
prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION VI.7   Public Announcements. The Company and the Seller shall
                    --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

     SECTION VI.8   Customer Retention. To the extent permitted by law or
                    ------------------
applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller's customers for the Surviving Corporation. Such efforts shall include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller, to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

     SECTION VI.9   Incentive Bonus Pool. Promptly following the execution and
                    --------------------
delivery of this Agreement, the Seller will establish a bonus pool equal to $516,000 for employees of the Seller and Seller Subsidiaries (the "Bonus Pool"). The Bonus Pool will be used to:

          (1) incent employees of the Seller and the Seller Subsidiaries to retain the Seller's customers;

          (2) incent employees of the Seller and the Seller Subsidiaries to attain net income targets; and

          (3)  retain key employees of the Seller and the Seller Subsidiaries.

     The Bonus Pool will be administered by a committee of three persons:  Paul
P. Gergen, President and Chief Executive Officer of the Seller, Dennis J. Kuester, the President of the Company and John W. Stampfl, the Senior Vice President and Chief Financial Officer of the Seller. The committee will designate participants, set targets and do all other things necessary to administer the Bonus Pool. The initial allocation of the Bonus Pool will be determined by Paul P. Gergen and may thereafter be changed only with his written consent. The committee shall act by the decision of the majority of its members, except as stated in the previous sentence.

     SECTION VI.10  Recission of Repurchase Programs. Prior to the Effective
                    --------------------------------
Time, the Company and the Seller shall renounce and rescind their respective publicly announced share repurchase programs in order to meet the requirements for pooling of interests accounting treatment for the Merger under GAAP.

                      ARTICLE VII - CONDITIONS OF MERGER

     SECTION VII.1  Conditions to Obligation of Each Party to Effect the Merger.
                    -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or the Seller, threatened by the SEC.

     (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Seller.

     (c) Regulatory Approvals. (i) The Merger shall have been approved by the applicable regulatory authorities, including, without limitation, the OTS and the Federal Reserve Board, which approvals shall not contain any materially burdensome conditions that would significantly adversely affect the Company;
(ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

     (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) Pooling of Interests. The Seller and the Company shall have received a letter of the Seller's independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the Seller is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Seller and the Company shall also have received a letter of the Company's independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

     SECTION VII.2  Additional Conditions to Obligations of the Company. The
                    ---------------------------------------------------
obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under
Section 4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

     (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Consents Obtained. All Seller Approvals and all filings required to be made by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except those for which failure to obtain such Seller Approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

     (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller, which in either case is reasonably likely to have a Material Adverse Effect on either the Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

     (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

     (f) Comfort Letters. The Company shall have received from Ernst & Young, LLP the "comfort" letters referred to in Section 4.3.

     (g) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

     (h) Opinion of Counsel. The Company shall have received from Foley & Lardner an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex B hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

     SECTION VII.3  Additional Conditions to Obligations of the Seller. The
                    --------------------------------------------------
obligation of the Seller to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any notice to the Seller under Section 5.4 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) Consents Under Agreements. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (d) Federal Tax Opinion. The Seller shall have received an opinion of Foley & Lardner ("Seller's Counsel"), in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

          (i) No gain or loss will be recognized by the Seller as a result of the Merger;

          (ii) No gain or loss will be recognized by the shareholders of the Seller (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

          (iii) The aggregate tax basis of the Company Common Stock received by shareholders of Seller pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

     (e) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either the Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

     (f) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

     (g) Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C. an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex C hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

          ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

     SECTION VIII.1  Termination.
                     -----------

     (a)  This Agreement may be terminated at any time prior to the Effective
Time:

          (i) by mutual consent of the Company and the Seller by a vote of a majority of the members of the entire Boards of Directors of the Company and Seller;

          (ii) by either the Company or the Seller if any approval of the shareholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

          (iii) by the Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, set forth in this Agreement, or (B) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or
     Section 7.3(a) (in the case of a breach of a representation or warranty by the Company); and, provided further this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

          (iv) by either the Company or the Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (v) by either the Company or the Seller if the Merger shall not have been consummated by April 30, 1998, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to April 30, 1998 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this Agreement under this Section 8.1(a)(v) shall be extended to the earlier of (A) the elapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (B) November 30, 1998;

          (vi) by either the Company or the Seller if any regulatory authority has denied approval of the Merger, and neither the Company nor the Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

          (vii)  by the Seller pursuant to Section 1.6(e) hereof; or

          (viii) by the Company at any time prior to the Seller Shareholders' Meeting if the Seller's Board of Directors shall have failed to make its recommendation referred to in Section 6.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company.

     SECTION VIII.2  Effect of Termination. In the event of the termination of
                     ---------------------
this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

     SECTION VIII.3  Amendment. This Agreement may be amended by the parties
                     ---------
hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Seller, no amendment may be made, without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION VIII.4  Waiver. At any time prior to the Effective Time, the
                     ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        ARTICLE IX - GENERAL PROVISIONS

     SECTION IX.1    Non-Survival of Representations, Warranties and Agreements.
                     ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections 5.7, 6.4 (including Annex A), 6.5 and 6.9 shall survive the Effective Time and those set forth in Sections 4.4(b), 4.8, 5.3(b) and Article IX hereof shall survive termination indefinitely.

     SECTION IX.2    Enforcement of Agreement. The parties hereto agree that
                     ------------------------
irreparable damage would occur in the event that the provisions contained in each of Sections 4.4(b), 5.3(b), 5.7, 6.4 (including Annex A), 6.5 and 6.9 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 4.4(b), 5.3(b), 5.7, 6.4 (including Annex A), 6.5 and 6.9 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION IX.3    Notices. All notices and other communications given or made
                     -------
pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

     (a)  If to the Company:

               Marshall & Ilsley Corporation
               770 North Water Street
               Milwaukee, Wisconsin  53202
               Telecopier:    (414) 764-7788
               Attention:     Michael A. Hatfield

          With a copy to:

               Godfrey & Kahn, S.C.
               780 North Water Street
               Milwaukee, Wisconsin  53202
               Telecopier:  (414) 273-5198
               Attention:    Kenneth C. Hunt
                             Randall J. Erickson

     (b)  If to the Seller:

               Advantage Bancorp, Inc.
               5935 Seventh Avenue
               Kenosha, Wisconsin  53140
               Telecopier:    (414) 658-2320
               Attention:  Paul P. Gergen

          With a copy to:

               Foley & Lardner
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin  53202
               Telecopier:  (414) 297-4900
               Attention:     Michael D. Regenfuss
                              Jay O. Rothman

     SECTION IX.4   Certain Definitions.  For purposes of this Agreement, the
                    -------------------
term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION IX.5   Headings. The headings contained in this Agreement are for
                    --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION IX.6   Severability. If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION IX.7   Entire Agreement. This Agreement, the Stock Option
                    ----------------
Agreement, and the written confidentiality agreement in effect between the parties constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION IX.8   Assignment. This Agreement and the Stock Option Agreement
                    ----------
shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION IX.9   Parties in Interest. This Agreement (including Annex A
                    -------------------
hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and (ii) Section 5.7, Section 6.4 (including Annex A hereto) and Section 6.9 (which are intended to be for the benefit of the directors, officers and employees of the Seller and the Seller Subsidiaries and may be enforced by such persons).

     SECTION IX.10  Governing Law. This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION IX.11  Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION IX.12  Time Is of the Essence.  Time is of the essence of this
                    ----------------------
Agreement and the Stock Option Agreement.

     IN WITNESS WHEREOF, the Company and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                        ADVANTAGE BANCORP, INC.

                        By: /s/ Paul P. Gergen
                            -------------------------------------
                                Paul P. Gergen
                                Chairman of the Board,
                                President and Chief Executive Officer

                        MARSHALL & ILSLEY CORPORATION

                        By: /s/ James B. Wigdale
                            -------------------------------------
                                James B. Wigdale
                                Chairman of the Board and
                                 Chief Executive Officer

                                  EXHIBIT 4.1
                                  -----------

                         CONSENT AND WAIVER AGREEMENT


     THIS AGREEMENT is entered into as of the __ day of __________, 1997 by and among ___________________ ("Optionee"), Advantage Bancorp, Inc. ("Seller") and Marshall & Ilsley Corporation ("Company").

                                   PREAMBLE

     In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of _______________ (the "Merger Agreement"), and in order to induce the Company and Seller to consummate the Merger, Optionee, as the holder of an option or options to purchase Seller's common stock (the "Option") pursuant to Seller's 1991 Stock Option and Incentive Plan ("the 1991 Plan"), hereby agrees as follows:

     1.  Consent.  The Optionee hereby consents to the amendment of Section 13
         -------
of the 1991 Plan and Section 8 of his or her Option Agreement(s) by adding the following sentence at the end thereof:

     "Notwithstanding anything contained herein to the contrary, if any merger or consolidation of the Corporation is to be treated as a pooling of interests for accounting purposes, the Committee shall not provide a Participant exercising any Option or Right pursuant to this Paragraph with any consideration therefor other than stock of the acquiring corporation."

     2.  Waiver.  The Optionee hereby waives any and all rights he or she might
         ------
have under Section 13 of the 1991 Plan and Section 8 of his or her Option Agreement(s) prior to the amendment thereof.

     3.  Reliance.  Optionee acknowledges that Seller and Company are taking
         --------
various actions, including, without limitation, expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

     4.  Choice of Law.  This Agreement shall be governed by, and construed in
         -------------
accordance with, the laws of the State of Wisconsin.

     5.  Termination.  This Agreement shall terminate in the event the Merger
         -----------
Agreement is terminated prior to the consummation of the Merger.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


_____________________________
Optionee


_____________________________
Print Name


ADVANTAGE BANCORP, INC.


By:__________________________


Its:_________________________


MARSHALL & ILSLEY CORPORATION


By:__________________________


Its:_________________________

                         CONSENT AND WAIVER AGREEMENT

     THIS AGREEMENT is entered into as of the __ day of ________, 1997 by and among _______________ ("Optionee"), Advantage Bancorp, Inc. ("Seller") and Marshall & Ilsley Corporation ("Company").

                                    PREAMBLE

     In connection with the proposed merger of Seller with and into Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated ________________ (the "Merger Agreement"), and in order to induce the Company and Seller to consummate the Merger, Optionee, as the holder of an option or options to purchase Seller's common stock (the "Option") pursuant to Seller's 1995 Equity Incentive Plan ("the 1995 Plan"), hereby agrees as follows:

     1.  Consent.  The Optionee hereby consents to the amendment of Section
         -------
4(b)(iii) of the 1995 Plan to delete the following clause: "...or, if deemed appropriate, make provisions for a cash payment to the holder of any outstanding Award;...". The Optionee further consents to the amendment of Section 8 of his or her Option Agreement(s) by adding the following sentence at the end thereof:

     "Notwithstanding anything contained herein to the contrary, if any merger or consolidation of the Corporation is to be treated as a pooling of interests for accounting purposes, the Committee shall not provide a Participant exercising any Option or Right pursuant to this Paragraph with any consideration therefor other than stock of the acquiring corporation."

     2.  Waiver.  The Optionee hereby waives any and all rights he or she might
         ------
have under Section 4(b)(iii) of the 1995 Plan and Section 8 of his or her Option Agreement(s) prior to the amendment thereof.

     3.  Reliance.  Optionee acknowledges that Seller and Company are taking
         --------
various actions, including, without limitation, expending significant amounts of money to pursue the Merger, in reliance upon this Agreement.

     4.  Choice of Law.  This Agreement shall be governed by, and construed in
         -------------
accordance with, the laws of the State of Wisconsin.

     5.  Termination.  This Agreement shall terminate in the event the Merger
         -----------
Agreement is terminated prior to the consummation of the Merger.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


_____________________________
Optionee


_____________________________
Print Name


ADVANTAGE BANCORP, INC.


By:__________________________


Its:_________________________


MARSHALL & ILSLEY CORPORATION


By:__________________________


Its:_________________________

                       AMENDMENT OF EMPLOYMENT AGREEMENT
                       ---------------------------------

     This Amendment of Employment Agreement ("Amendment #3"), dated as of November __, 1997, is between Advantage Bancorp, Inc. ("Advantage"), Advantage Bank, FSB (the "Bank"), John Stampfl (the "Employee") and Marshall & Ilsley Corporation ("M&I").

     WHEREAS, Employee and the Bank entered into an Employment Agreement on March 20, 1992, which has been amended on two previous occasions (the "Employment Agreement"); and

     WHEREAS, M&I and Advantage have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Advantage will merge with and into M&I with M&I being the survivor (the "Merger").

     NOW, THEREFORE, in connection with, and as consideration for, such Merger, the parties hereto wish to enter into this Amendment #3 as follows.

     1.  Agreement as to Pay-out.  The parties hereto agree that (A) the Merger
         -----------------------
(if consummated) will satisfy the conditions in the Employment Agreement for a lump sum cash payment to Employee pursuant to Section 8 of the Employment Agreement and, accordingly, the Bank shall make such payment to Employee (subject to the limitations set forth in the last sentence of Section 8(a) of the Employment Agreement as amended hereby), within 25 business days after the Merger so long as (i) Employee is employed by the Bank on the date of the Merger and (ii) Employee executes a complete and permanent release of all claims arising out of his employment through the date of the Merger in the form attached hereto and does not revoke the release within the statutory period for revocation and (B) the "Date of Termination", as used in the Employment Agreement, shall be the date of the Merger. The parties further agree that, except for health insurance benefits to be provided by M&I to Employee through March 20, 2000 pursuant to the M&I Health Program with the same cost sharing arrangement provided to M&I employees, the Employment Agreement will not govern the terms and conditions of Employee's employment with the Bank or any successor thereto after the Merger.

     2.  Amendment of Section 8.  Section 8(a) of the Employment Agreement shall
         ----------------------
be amended by deleting the last sentence thereof in its entirety and substituting the following:

     "Notwithstanding any other statement or provision herein to the contrary, the amounts payable to the Employee pursuant to subsections (i) and (ii) above shall not exceed $455,802.

     3.  Choice of Law.  This Amendment #3 shall be governed by, and construed
         -------------
in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment of Employment Agreement as of the date set forth above.

ADVANTAGE BANCORP, INC.           ADVANTAGE BANK, FSB


By:______________________         By:_______________________


Title:___________________         Title:____________________


EMPLOYEE                          MARSHALL & ILSLEY CORPORATION

________________________          By:________________________
John Stampfl

                                  Title:_____________________

                        COMPLETE AND PERMANENT RELEASE


     The undersigned, formerly an employee of Advantage Bank, FSB (the "Employee"), entered into an Employment Agreement with Advantage Bank, FSB (the "Bank") whereby the Employee was entitled to certain payments and benefits if his employment were terminated or constructively terminated after a "Change in Control." Section 8(a) of this Employment Agreement was amended as of ___________, 1997 to modify the amount of payments in the event of a "Change in Control." The payments were conditioned on Employee executing this Complete and Permanent Release and not revoking it within the statutory period for revocation.

     In consideration of the payments to be made pursuant to Section 8(a) of the Employment Agreement, as amended (the "Payments"), Employee, by signing below, hereby agrees that execution of this Release operates to, and hereby does, release Marshall & Ilsley Corporation ("M&I"), its parent corporations, its and their subsidiaries and affiliates, its and their predecessors in interest including Advantage Bancorp, Inc. ("Advantage"), the Bank and its other subsidiaries and affiliates, its and their present, future or former employees, officers, directors, stockholders, representatives, agents, successors and assigns (the "Released Parties") from all claims or demands and all rights to any monetary payment or recovery (the "Claims") the Employee has had, presently has or may have, arising out of the Employee's employment with the Bank or the termination of that employment, which Claims are based on facts or circumstances existing prior to the date the Employee signs this Release, regardless of whether such facts or circumstances are currently known or unknown by the Employee, including, without limitation, a release of any Claims the Employee may have based on the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act of 1963, any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; and any other law, rule, regulation or ordinance or common law cause of action, whether arising in contract or tort, pertaining to employment, terms and conditions of employment, or termination of employment; provided, however, that execution of this Release shall not adversely affect the
--------  -------
Employee's rights to receive benefits under any qualified or nonqualified employee benefit plans and arrangements of the Bank in which he participated prior to the merger of Advantage into M&I (the "Merger") including, but not limited to, the following: the Bank Incentive Plan and Trust I and II, the 1991 Stock Option and Incentive Plan, the Employment Agreement, as amended, and the Executive Salary Continuation Agreement.

THE EMPLOYEE HAS 21 DAYS FROM THE DATE THE EMPLOYEE RECEIVES THIS RELEASE TO SIGN AND RETURN THIS RELEASE TO M&I, BUT IN NO EVENT MAY THE EMPLOYEE SIGN THIS RELEASE PRIOR TO THE FIRST DAY SUBSEQUENT TO THE DATE OF THE MERGER. By signing below, the Employee agrees to and acknowledges that the Payments a) are in lieu of any amount that such Employee would otherwise receive under any other severance plan of Advantage, the Bank, M&I or M&I Marshall & Ilsley Bank, b) shall not be taken into account for purposes of determining benefits under any pension, deferred compensation or welfare benefit plans of Advantage, the Bank, M&I or M&I Marshall & Ilsley Bank, whether qualified or nonqualified and c) shall be reduced by any Federal, State or local withholding or other taxes as required under applicable law.

     The Released Parties hereby release the Employee from any liability to the Released Parties arising out of the Employee's employment with the Bank through the date of this Complete and Permanent Release except (i) to the extent of the obligations set forth herein, (ii) any obligations under any of the employee benefit plans and arrangements referred to in the proviso of the second paragraph of this Complete and Permanent Release, or (iii) liabilities attributable to (aa) a willful failure to deal fairly with the Bank or its shareholders in connection with a matter in which the Employee had a material conflict of interest, (bb) a violation of criminal law, unless the Employee had reasonable cause to believe that his conduct was lawful, (cc) a transaction from which the Employee derived an improper personal profit or benefit, or (dd) willful misconduct.

     Notwithstanding the foregoing, this Complete and Permanent Release does not waive rights, if any, the Employee or his successors and assigns may have under or pursuant to, or release the Released Parties from obligations, if any, they may have to the Employee or to his successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Complete and Permanent Release, the merger agreement relating to the Merger, any insurance contract, or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of Advantage or its subsidiaries or affiliates or in any applicable insurance policy carried by Advantage or its affiliates or subsidiaries for any matter which arises or may arise in the future in connection with the Employee's employment with the Bank.

     The Payments will be paid no later than 25 business days following the Merger except in no event will the Payments be paid before the expiration of the period allowable for revocation as set forth below. Upon execution, this Release should be returned to Marshall & Ilsley Corporation, Attn: Dianne Beeman, 770 North Water Street, Milwaukee, WI 53202.. The Employee has seven (7) calendar days from the date that the Employee signs this Release to revoke this Release by giving written notice of the Employee's intent to do so to M&I. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Employee revokes this Release, the Employee will not receive the Payments.

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

AGREED TO AND ACCEPTED THIS ___ DAY OF ________, 1997.


___________________________
Employee


___________________________
Print Name

MARSHALL & ILSLEY CORPORATION


By:________________________

Its:_______________________


M&I MARSHALL & ILSLEY BANK


By:________________________

Its:_______________________

                       AMENDMENT OF EMPLOYMENT AGREEMENT
                       ---------------------------------

     This Amendment of Employment Agreement ("Amendment #3"), dated as of November __, 1997, is between Advantage Bancorp, Inc. ("Advantage"), Advantage Bank, FSB (the "Bank"), Paul P. Gergen (the "Employee") and Marshall & Ilsley Corporation ("M&I").

     WHEREAS, Employee and the Bank entered into an Employment Agreement on March 20, 1992, which has been amended on two previous occasions (the "Employment Agreement"); and

     WHEREAS, M&I and Advantage have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Advantage will merge with and into M&I with M&I being the survivor (the "Merger").

     NOW, THEREFORE, in connection with, and as consideration for, such Merger, the parties hereto wish to enter into this Amendment #3 as follows.

     1.  Agreement as to Pay-out.  The parties hereto agree that (A) the Merger
         -----------------------
(if consummated) will satisfy the conditions in the Employment Agreement for a lump sum cash payment to Employee pursuant to Section 8 of the Employment Agreement and, accordingly, the Bank shall make such payment to Employee (subject to the limitations set forth in the last sentence of Section 8(a) of the Employment Agreement as amended hereby), within 25 business days after the Merger so long as (i) Employee is employed by the Bank on the date of the Merger and (ii) Employee executes a complete and permanent release of all claims arising out of his employment through the date of the Merger in the form attached hereto, and does not revoke the release within the statutory period for revocation and (B) the "Date of Termination", as used in the Employment Agreement, shall be the date of the Merger. The parties further agree that, except for health insurance benefits to be provided by M&I to Employee through March 20, 2000 pursuant to the M&I Health Program with the same cost sharing arrangement provided to M&I employees, the Employment Agreement will not govern the terms and conditions of Employee's employment with the Bank or any successor thereto after the Merger.

     2.  Amendment of Section 8.  Section 8(a) of the Employment Agreement shall
         ----------------------
be amended by deleting the last sentence thereof in its entirety and substituting the following:

     "Notwithstanding any other statement or provision herein to the contrary, the amounts payable to the Employee pursuant to subsections (i) and (ii) above shall not exceed $1,094,802.

     3.  Choice of Law.  This Amendment #3 shall be governed by, and construed
         -------------
in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment of Employment Agreement as of the date set forth above.

ADVANTAGE BANCORP, INC.          ADVANTAGE BANK, FSB


By:________________________      By:_____________________


Title:______________________     Title:____________________


EMPLOYEE                         MARSHALL & ILSLEY CORPORATION


__________________________       By:______________________
Paul P. Gergen

                                 Title:_____________________

                        COMPLETE AND PERMANENT RELEASE


     The undersigned, formerly an employee of Advantage Bank, FSB (the "Employee"), entered into an Employment Agreement with Advantage Bank, FSB (the "Bank") whereby the Employee was entitled to certain payments and benefits if his employment were terminated or constructively terminated after a "Change in Control." Section 8(a) of this Employment Agreement was amended as of ___________, 1997 to modify the amount of payments in the event of a "Change in Control." The payments were conditioned on Employee executing this Complete and Permanent Release and not revoking it within the statutory period for revocation.

     In consideration of the payments to be made pursuant to Section 8(a) of the Employment Agreement, as amended (the "Payments"), Employee, by signing below, hereby agrees that execution of this Release operates to, and hereby does, release Marshall & Ilsley Corporation ("M&I"), its parent corporations, its and their subsidiaries and affiliates, its and their predecessors in interest including Advantage Bancorp, Inc. ("Advantage"), the Bank and its other subsidiaries and affiliates, its and their present, future or former employees, officers, directors, stockholders, representatives, agents, successors and assigns (the "Released Parties") from all claims or demands and all rights to any monetary payment or recovery (the "Claims") the Employee has had, presently has or may have, arising out of the Employee's employment with the Bank or the termination of that employment, which Claims are based on facts or circumstances existing prior to the date the Employee signs this Release, regardless of whether such facts or circumstances are currently known or unknown by the Employee, including, without limitation, a release of any Claims the Employee may have based on the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act of 1963, any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; and any other law, rule, regulation or ordinance or common law cause of action, whether arising in contract or tort, pertaining to employment, terms and conditions of employment, or termination of employment; provided, however, that execution of this Release shall not adversely affect the
--------  -------
Employee's rights to receive benefits under any qualified or nonqualified employee benefit plans and arrangements of the Bank in which he participated prior to the merger of Advantage into M&I (the "Merger") including, but not limited to, the following: the Bank Incentive Plan and Trust I and II, the 1991 Stock Option and Incentive Plan, the Employment Agreement, as amended, and the Executive Salary Continuation Agreement.

THE EMPLOYEE HAS 21 DAYS FROM THE DATE THE EMPLOYEE RECEIVES THIS RELEASE TO SIGN AND RETURN THIS RELEASE TO M&I, BUT IN NO EVENT MAY THE EMPLOYEE SIGN THIS RELEASE PRIOR TO THE FIRST DAY SUBSEQUENT TO THE DATE OF THE MERGER. By signing below, the Employee agrees to and acknowledges that the Payments a) are in lieu of any amount that such Employee would otherwise receive under any other severance plan of Advantage, the Bank, M&I or M&I Marshall & Ilsley Bank, b) shall not be taken into account for purposes of determining benefits under any pension, deferred compensation or welfare benefit plans of Advantage, the Bank, M&I or M&I Marshall & Ilsley Bank, whether qualified or nonqualified and c) shall be reduced by any Federal, State or local withholding or other taxes as required under applicable law.

     The Released Parties hereby release the Employee from any liability to the Released Parties arising out of the Employee's employment with the Bank through the date of this Complete and Permanent Release except (i) to the extent of the obligations set forth herein, (ii) any obligations under any of the employee benefit plans and arrangements referred to in the proviso of the second paragraph of this Complete and Permanent Release, or (iii) liabilities attributable to (aa) a willful failure to deal fairly with the Bank or its shareholders in connection with a matter in which the Employee had a material conflict of interest, (bb) a violation of criminal law, unless the Employee had reasonable cause to believe that his conduct was lawful, (cc) a transaction from which the Employee derived an improper personal profit or benefit, or (dd) willful misconduct.

     Notwithstanding the foregoing, this Complete and Permanent Release does not waive rights, if any, the Employee or his successors and assigns may have under or pursuant to, or release the Released Parties from obligations, if any, they may have to the Employee or to his successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Complete and Permanent Release, the merger agreement relating to the Merger, any insurance contract, or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of Advantage or its subsidiaries or affiliates or in any applicable insurance policy carried by Advantage or its affiliates or subsidiaries for any matter which arises or may arise in the future in connection with the Employee's employment with the Bank.

     The Payments will be paid no later than 25 business days following the Merger except in no event will the Payments be paid before the expiration of the period allowable for revocation as set forth below. Upon execution, this Release should be returned to Marshall & Ilsley Corporation, Attn: Dianne Beeman, 770 North Water Street, Milwaukee, WI 53202.. The Employee has seven (7) calendar days from the date that the Employee signs this Release to revoke this Release by giving written notice of the Employee's intent to do so to M&I. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Employee revokes this Release, the Employee will not receive the Payments.

THE EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

AGREED TO AND ACCEPTED THIS ___ DAY OF ________, 1997.


___________________________
Employee


___________________________
Print Name

MARSHALL & ILSLEY CORPORATION


By:________________________

Its:_______________________


M&I MARSHALL & ILSLEY BANK


By:________________________

Its:_______________________

                                                                     EXHIBIT 4.6
                                                                     -----------

                               AFFILIATE LETTER
                               ----------------


_________________________
_________________________
_________________________
_________________________

Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of _______________________, a Wisconsin corporation ("Seller"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the Rules and Regulation (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of _______________ (the "Agreement"), among _____________________, a Wisconsin corporation ("the Company"), and Seller, Seller will be merged with and into the Company (the "Merger").

          As a result of the Merger, I may receive shares of capital stock of Company Common Stock, par value $1.00 per share (the "Company Securities"). I would receive such shares in exchange for, respectively, shares owned by me of Seller Common Stock par value $.01 per share (the "Seller Securities").

          I represent, warrant and covenant to Company that in the event I receive any Company Securities as a result of the Merger:

               A. I shall not make any sale, transfer or other disposition of the Company Securities in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Company Securities to the extent I felt necessary, with my counsel or counsel for Seller.

               C. I have been advised that the issuance of Company Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Seller, I may be deemed to have been an affiliate of Seller and the distribution by me of the Company Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Company Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I also understand that stop transfer instructions will be given to the Company's transfer agents with respect to the Company Securities and that there will be placed on the certificates for the Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ______________ BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

               F. I also understand that unless the transfer by me of my Company Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Act.

          I further represent to and covenant with the Company that I have not, within the 30 days prior to the Effective Time (as defined in the Agreement), sold, transferred or otherwise disposed of any shares of Seller Securities or shares of the capital stock of the Company held by me and that I will not sell, transfer or otherwise dispose of any shares of Company Securities received by me in the Merger or other shares of the capital stock of the Company until after such time as results covering at least 30 days of combined operations of Seller and the Company have been published by the Company, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

                               Very truly yours,


                               ___________________________________
                               Name:
Accepted this ___ day of
____________, 199_ by

COMPANY


By: _____________________________
Name:
Title:

                                                                         ANNEX A
                                                                         -------


                            EMPLOYEE BENEFIT MATTERS
                            ------------------------

     1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time (i) there will be no increases in base salary for Messrs. Gergen and Stampfl; (ii) other employees may receive increases in base salary and bonuses in the ordinary course of business consistent with past practice, subject to Paragraphs 10 and 11 hereof; (iii) no new programs, plans or agreements providing compensation for employees or directors will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as provided herein or in agreements executed by employees and/or directors in connection herewith, and no further grants or awards will be made under existing programs or agreements except as explicitly provided herein; (iv) no new employment agreements will be granted and the existing employment agreements will not be amended except as provided herein or in the agreements executed by employees contemporaneously herewith; (v) Seller shall not make any contributions, other than employee elective deferrals, to its 401(k) plan but shall make contributions to Seller's ESOP (as defined in Paragraph 9) at levels consistent with prior Seller contributions and as further permitted under Paragraph 9; and (vi) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer.

     2.   General.

     (a) Those individuals who are employed by the Seller or the Seller Subsidiaries as of the Effective Time and who remain, at the Company's discretion, employees of the Company or its subsidiaries following the Effective Time shall be referred to hereinafter as "Affected Employees".

     (b) The Company will give Affected Employees full credit for their prior service with the Seller or the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which employees of Seller and Seller Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Company. Further, the Company shall treat compensation received from the Seller or Seller Subsidiaries (or any compensation credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary) as compensation received from the Company for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Company. Notwithstanding the preceding sentences of this Section 2(b) or anything else contained in this Annex or the Merger Agreement to the contrary, for purposes of the Company's retiree health plan, Affected Employees will be given access to the retiree health plan if they meet the eligibility criteria for the plan with no credit for prior service with Seller or Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by Seller or any Seller Subsidiary), but the cost of health insurance under the plan will be borne 100% by the Affected Employees with no subsidy by the Company.

     (c) The Company will, or will cause the Seller or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in on or after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

     3. 401(k) Plan. Accounts in Seller's 401(k) plan of participants who are employed at the Effective Time by the Seller or Seller Subsidiaries will be fully vested as of the Effective Time. The Company reserves the right thereafter to merge or freeze Seller's 401(k) plan.

     4. Employment Agreements. The Employment Agreements for Messrs. Gergen and Stampfl are being contemporaneously amended by execution of agreements between the executive, Seller, Seller's bank subsidiary and the Company in the form attached to the Merger Agreement as Exhibit 4.1 setting the maximum amount to be paid under Sections 8(a)(i) and (ii) of the Employment Agreements consistent with prior information provided to the Company, and making payment of compensation under each Employment Agreement subject to a complete and permanent release of all claims arising out of the applicable executive's employment, including age discrimination (but not including any vested accrued benefits under the Seller's or Seller's bank subsidiary's qualified or nonqualified retirement or profit sharing plans), which release is not revoked during the statutory period allowed for revocation.

     5. Employee Welfare Benefits. Affected Employees will be integrated into the employee welfare benefit plans of the Company, including health, dental, group term life insurance, tuition reimbursement, long-term disability and other employee benefit plans available to similarly situated employees, as of the later of (i) the Effective Time; or (ii) at the discretion of the Company, such later date as is administratively practicable but no later than January 1, 1999; provided, however, that Seller's employee welfare benefit plans shall continue
--------  -------
in force until the applicable Company employee welfare benefit plan applies to the Affected Employees. Company reserves the right, at any time and from time to time, to modify or amend, in whole or in part, any or all provisions of such plans of the Company, except to the extent otherwise provided in this Annex.

     6. Severance Plan. Severance payments to former employees of Seller or Seller Subsidiaries who are terminated by Company or its subsidiaries will be made in accordance with the Company's normal severance schedule, as attached hereto, pursuant to the M&I Severance Plan as in effect on the date of such employee's termination of employment. Notwithstanding the foregoing, all employees of Seller or Seller Subsidiaries, including Messrs. Gergen and Stampfl, who have written agreements in effect at the Effective Time pertaining to payments on termination of their employment with Seller or Seller Subsidiaries will not be entitled to any payments pursuant to the M&I Severance Plan upon termination of employment unless they waive all rights to compensation, severance and benefits under those other agreements.

     7. Executive Salary Continuation Agreement. The Executive Salary Continuation Agreements for Messrs. Gergen and Stampfl shall be assumed in full by the Company.

     8. Bank Incentive Plans and Trusts I and II. The Bank Incentive Plans and Trusts I and II will be assumed in full by the Company.

     9.   ESOP.

     (a) As of the Effective Time, Seller shall amend its Employee Stock Ownership Plan (the "ESOP") as necessitated by the remaining provisions of this
Section 9 and to provide that effective as of the Effective Time, Seller shall appoint three (3) independent persons who shall serve as the Administrator and Advisory Committee (as defined in the ESOP) of the ESOP (collectively, the "Administrator"), with all of the powers and duties previously vested under the ESOP in the Administrator, Advisory Committee and Seller's Board of Directors, including but not limited to, complete authority to administer, amend and terminate the ESOP in accordance with the terms and intent of this Agreement. Notwithstanding the foregoing, such amendment shall also provide that in the event any of these three individuals resigns or otherwise vacates his appointment, the remaining person or persons constituting the Administrator shall appoint the successor for the vacant position.

     (b) As of the day (the "Contribution Date") immediately prior to the Effective Time, the Seller shall make a contribution to the Seller's ESOP, which, together with any dividends on Seller's stock held in the ESOP, will equal the amount the Seller would have contributed to the ESOP pursuant to
Section 3.03(b)(ii) of the ESOP to pay the currently maturing obligation under the Exempt Loan (as defined in the ESOP) for the then current Plan Year (as defined in the ESOP) multiplied by a fraction (the "Fraction"), the numerator of which is the number of days in the current Plan Year through and including the Effective Time and the denominator of which is 365, and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding Exempt Loan. As a result of the aforementioned contribution and repayment, the Seller shall take such action as may be necessary or appropriate to cause shares of the Seller's stock to be released from the suspense account maintained under the ESOP and allocated to the accounts of certain Participants (as defined in the ESOP) as follows:

          (i) first, if (A) Seller paid cash dividends on one or more dividend dates that coincide with or precede the Contribution Date and (B) allocations have not yet been made on or before such Contribution Date to the accounts of eligible Participants in accordance with
               Section 3.03(d)(i) of the ESOP as of such dividend dates, then full and fractional shares of Seller's stock shall be allocated as of each respective dividend date to Participants who otherwise would have received or had allocated to their accounts cash dividends on such dividend date but for the fact that such dividends were used in accordance with Section 3.03(b)(i) of the ESOP to pay principal and interest on the Exempt Loan. Such allocation shall be made in accordance with Section 3.03(d)(i) of the ESOP; and

          (ii) second, as of the Contribution Date, to the accounts of each Participant who would be entitled to an allocation for the then current Plan Year if (A) the Contribution Date were the last day of such Plan Year and (B) the 1,000 Hour of Service requirements set forth in Section 3.01(b)(i) and (ii) and Section 3.02(b)(i) and (ii) of the ESOP were multiplied by the Fraction; such allocation of the Employer Matching Contribution (as defined in the ESOP) for such Plan Year shall be made under Section 3.01(a) of the ESOP, in accordance with each such Participant's Deposits (as defined in the ESOP) under Seller's 401(k) Plan for the portion of such Plan Year through the end of the last payroll period ending on or before the Contribution Date; such allocation of the Other Employer Contribution (as defined in the ESOP) shall be made, under Section 3.02(a) of the ESOP, in accordance with the ratio of (A) the Compensation (as defined in the ESOP) of each such Participant for the portion of the Plan Year through the end of the last payroll period ending on or before the Contribution Date to (B) the aggregate Compensation through the end of the last payroll period ending on or before the Contribution Date of all Participants entitled to such allocation.

     (c) The Company, Seller and the Administrator agree to take such action as may be necessary or appropriate:

          (i) to cause the ESOP to terminate as of the Effective Time and for all Account balances to become fully vested and nonforfeitable as of such date;

          (ii) to cause the Trustee of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of the Company with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;

          (iii) to cause those shares of stock of the Company (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the "Remaining Shares"), to be allocated among all Participants in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time or in such other manner as may be required by the Internal Revenue Service (the "Service") as a condition to its issuance of a favorable determination letter regarding the qualified status of the ESOP upon its termination; and

          (iv) for the Account balances of all Participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable, and consistent with any requirements in the determination letter from the Service, following the later of (A) the Effective Time or (B) the date of receipt of such favorable determination letter from the Service.

     (d) As soon as practicable after the date hereof, the Seller and the Company shall jointly file a request for an advance determination letter from the Service regarding the continued qualified status of the ESOP upon its termination, and the parties hereby agree to cooperate fully in all matters pertaining to such filing (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter; and authorizing and directing their respective counsel jointly to perform all acts necessary to secure such favorable determination letter from the Service (including preparing the determination letter application, filing such application with the Service, and dealing with any employee of the Service who reviews such application)). The Seller and the Company recognize that time is of the essence, and the parties hereby agree to use their best efforts to secure a favorable determination letter from the Service prior to the Effective Time. If, despite the Seller's and the Company's attempts to obtain such a favorable determination letter, the Service does not permit all or any portion of the Remaining Shares to be allocated as of the Effective Time as contemplated hereby, the parties hereby agree to take such action as may be necessary to allocate the Remaining Shares (or amounts attributable thereto) as rapidly as possible among Participants in the ESOP in such other manner as is consistent with meeting their respective fiduciary duties under ERISA and with obtaining the Service's determination that the ESOP retains its qualified status upon its termination, including, without limitation, and notwithstanding paragraph 9(b)(i) hereof, to cause the ESOP to remain open after the Effective Time, until all of the Remaining Shares have been allocated among such Participants' Accounts and upon such basis as the Service may require or as may be necessary to avoid the imposition of any tax or other liability upon the Company in connection with the ESOP; provided, however, that no such action shall create any liability for the Company to make any contributions to the ESOP or to provide any replacement benefits to Participants outside the ESOP. In all events, it is the intention that the Participants in the ESOP will receive the entire benefit of the Remaining Shares which are unallocated after application of the above provisions. In the event that any action under this Agreement needs to be taken with respect to the ESOP on or after the Effective Time, such action may only be taken by and shall be the sole and exclusive responsibility of the Administrator; provided, however, that any and all such actions shall be taken in accordance with the provisions and intent of this Agreement.

     (e)  The Trustee (as defined in the ESOP) fees and expenses described in
Section 9.09 of the ESOP shall be paid consistent with the historic practice of the ESOP and the Seller.

     10. Officer Incentive Compensation Plan. For that portion of fiscal 1998 ending on the earlier of (a) a participant's termination of employment or (b) the Effective Time, participant will receive a prorated portion of the bonus payment paid to such participant under the Seller's Officer Incentive Compensation Plan for fiscal year 1997, based on the number of days which elapsed during such period as a percentage of 365 days.

     11. Bonuses. Bonuses for employees of the Seller and Seller Subsidiaries other than those participating in the Officer Incentive Compensation Plan, for fiscal 1998 shall be paid pursuant to the terms of any such bonus plans, or in the absence of a plan, consistent with past practice of Seller and Seller Subsidiaries. Any bonus amounts which, in a manner consistent with past practice, have been accrued as of the end of fiscal 1997, including amounts accrued under the Seller's Excell Bonus Plan and Seller's Officer Incentive Compensation Plan, may also be paid. All bonuses in respect of fiscal 1998 which, in a manner consistent with past practice, are accrued but unpaid as of the Effective Time shall be paid promptly following the Effective Time. In addition, Seller and Seller Subsidiaries may make bonus payments to employees (whether or not such employees are participating in the Officer Incentive Compensation Plan) from the Bonus Pool established pursuant to Section 6.9 of the Merger Agreement.

     12. Amendments. The Company agrees that the Seller shall be permitted, prior to the Effective Time, to make the amendments to, and to take such other actions with respect to, its plans and agreements, as described herein, but to make no other amendments or changes in policy without the consent of the Company.

     13. Amendment of Option Plans and Participant Consent. The Seller will amend its 1991 Stock Option and Incentive Plan (the "1991 Plan"), contemporaneously with the execution of the Agreement, to add the following sentence to the end of Section 13 of the 1991 Plan:

     "Notwithstanding anything contained herein to the contrary, if any merger or consolidation of the Corporation is to be treated as a pooling of interests for accounting purposes, the Committee shall not provide a Participant exercising any Option or Right pursuant to this Paragraph with any consideration therefor other than stock of the acquiring corporation."

The Seller, contemporaneously with the execution of the Agreement to the extent practicable, but in no event later than the Effective Time, will use its reasonable best efforts to obtain a consent and waiver, in the form attached to the Agreement as Exhibit 4.1, of each person granted an option under the 1991 Plan agreeing to the amendment to the 1991 Plan and to the same amendment to
Section 8 of the option grant form and waiving any rights he or she might have had under Section 13 of the 1991 Plan or Section 8 of the option grant form before such amendment. The Seller will amend, contemporaneously with the execution of the Agreement, its 1995 Equity Incentive Plan (the "1995 Plan") to delete the following clause in Section 4(b)(iii) thereof: "... or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award, ...". In addition, contemporaneously with the execution of the Agreement to the extent practicable, but in no event later than the Effective Time, Seller will use its reasonable best efforts to obtain a consent and waiver, in the form attached to the Agreement as Exhibit 4.1., of each person granted options under the 1995 Plan agreeing to the amendment of Section 8 of the option grant forms as set forth above and waiving any rights he or she might have had under Section 4(b)(iii) of the 1995 Plan before such amendment.

================================================================================
                                 SCHEDULE OF SEVERANCE PAYMENTS
                                 ------------------------------
--------------------------------------------------------------------------------
Your Position                Severance Pay
--------------------------------------------------------------------------------
Nonexempt Employee           2 weeks, plus 1 week for each full year of
                             continuous employment.

                             Minimum:   4 weeks
                             Maximum:   26 weeks
--------------------------------------------------------------------------------
Exempt Employee              2 weeks, plus 2 weeks for each full year of
(Non-Officer)                continuous employment.

                             Minimum:   8 weeks
                             Maximum:   26 weeks
--------------------------------------------------------------------------------
Officer/Assistant Vice       2 weeks, plus 2 weeks for each full year of
President                    continuous employment.

                             Minimum:   12 weeks
                             Maximum:   36 weeks
--------------------------------------------------------------------------------
Vice President or Above      2 weeks, plus 2 weeks for each full year of
                             continuous employment.

                             Minimum:   24 weeks
                             Maximum    52 weeks
================================================================================

                                                                         ANNEX B
                                                                         -------


                     FORM OF OPINION OF COUNSEL TO SELLER
                     ------------------------------------


     (i) Seller is a corporation validly existing and in good standing (meaning it has filed its most recent annual report and has not filed articles of dissolution) under the laws of the State of Wisconsin, and has the requisite corporate power and authority to carry on its business as now being conducted.

     (ii) Seller has the necessary corporate power and authority to execute and deliver the Agreement and the Stock Option Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery of the Agreement and the Stock Option Agreement by Seller and the consummation by Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Seller.

     (iv) The Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Seller and, assuming the due execution and delivery thereof by the Company, each constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, (a) except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of any indemnity provision may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the WBCL.

     (v) The execution and delivery of the Agreement and the Stock Option Agreement by Seller do not, and the performance of the Agreement and the Stock Option Agreement by Seller shall not, (a) conflict with or violate the Seller Articles or Seller By-Laws, or (b) conflict with or violate any material federal or Wisconsin state or local law, statute, ordinance, rule, regulation, order, judgment or decree known to us to be applicable to Seller or by which any of its properties is bound or affected. The limitations of Article 4.C. of the Seller Articles and the voting requirements of Article 11.A. of the Seller Articles are inapplicable to the transactions contemplated in the Agreement (other than the transactions contemplated in the Stock Option Agreement). The voting requirements of Article 11.A. of the Seller Articles are inapplicable to the transactions contemplated in the Stock Option Agreement.

     We have participated in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement and, in the course of such preparation, in conferences with certain officers and employees of Seller with respect thereto. Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement/Prospectus or the Registration Statement, during the course of such participation no facts have come to our attention which would lead us to believe that the Proxy Statement/Prospectus at the time it was first mailed to holders of Seller Common Stock and at the time of the Seller Shareholders' Meeting, or the Registration Statement at the time it became effective and at the Effective Time, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to the financial statements and other financial and statistical information included therein or omitted therefrom, or any information about, or supplied or omitted by, the Company for use in the Proxy Statement/Prospectus or the Registration Statement).

                                                                         ANNEX C
                                                                         -------

                     FORM OF OPINION OF COUNSEL TO COMPANY
                     -------------------------------------

     (i) The Company is a corporation validly existing and in good standing (meaning it has filed its most recent annual report and has not filed articles of dissolution) under the laws of the State of Wisconsin, and has the requisite corporate power and authority to carry on its business as now being conducted.

     (ii) The Company has the necessary corporate power and authority to execute and deliver the Agreement and the Stock Option Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

     (iii) The execution and delivery of the Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

     (iv) The Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due execution and delivery thereof by Seller, each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (a) except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (b) except as the enforceability of the indemnity provision may be limited by federal or state securities laws or the public policy underlying such laws or may otherwise be limited by applicable provisions of the WBCL.

     (v) The shares of Company Common Stock to be delivered in exchange for the outstanding shares of Seller Common Stock, as set forth in the Agreement, are duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL).

     (vi) The execution and delivery of the Agreement and the Stock Option Agreement by the Company do not, and the performance of the Agreement and the Stock Option Agreement by the Company shall not, (a) conflict with or violate the Company Articles or Company By-Laws, or (b) conflict with or violate any material federal or Wisconsin state or local law, statute, ordinance, rule, regulation, order, judgment or decree known to us to be applicable to the Company or by which any of its properties is bound or affected.

     (vii) The Registration Statement has become effective under the Securities Act and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.

     (viii) The Registration Statement as of the effective date thereof (excluding the financial statements and other financial and statistical information included or incorporated therein or omitted therefrom, and all information about, or supplied or omitted by, Seller for use in the Registration Statement, as to all of which we do not express any opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

     We have participated in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement and, in the course of such preparation, in conferences with certain officers and employees of the Company with respect thereto. Although we are not passing upon or assuming any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated in the Proxy Statement/Prospectus or the Registration Statement, during the course of such participation no facts have come to our attention which would lead us to believe that the Proxy Statement/Prospectus at the time it was first mailed to holders of Seller Common Stock and at the time of the Seller Shareholders' Meeting, or the Registration Statement at the time it became effective and at the Effective Time, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that we do not comment with respect to the financial statements and other financial and statistical information included therein or omitted therefrom, or any information about, or supplied or omitted by, Seller for use in the Proxy Statement/Prospectus or the Registration Statement).

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